SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (date of earliest event reported): September 11, 2015

WAUSAU PAPER CORP.
(Exact name of registrant as specified in its charter)

WISCONSIN	0-13923	39-0690900
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

100 PAPER PLACE
MOSINEE, WI 54455-9099
(Address of principal executive offices, including Zip Code)

(715) 693-4470
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers:  Compensatory Arrangements of Certain Officers.

On September 11, 2015, the Compensation Committee of the Board of Directors of Wausau Paper Corp. (the “Company”) authorized the Company to enter into change of control agreements (the “Agreements”) with each of Michael C. Burandt, the Company’s Chief Executive Officer; Matthew L. Urmanski, the Company’s President and Chief Operating Officer; and Sherri L. Lemmer, the Company’s Senior Vice President and Chief Financial Officer (each, an “Executive” and collectively the “Executives”).

The Company entered into the Agreements with the Executives on September 14, 2015 (the “Effective Date”).  Under the Agreements, if the applicable Executive’s employment with the Company is terminated following or during a specified period prior to (and in contemplation of) a “Change in Control” (as defined in the Agreements), the Executive will be entitled to certain severance benefits.  The Agreements are effective until two years following any “Change in Control” at the Company, unless they are otherwise terminated by the Company or the applicable Executive in accordance with their terms.  The Agreements use the same definition for “Change in Control” as the definition contained in the Company’s 2010 Stock Incentive Plan, with the exception that for purposes of determining whether a “Change in Control” has occurred due to changes in the composition of the “Incumbent Board,” the Incumbent Board will be determined as of the Effective Date.

If a Change in Control occurs and, within two years following the Change in Control, (1) the Executive’s employment is terminated other than for Cause (as defined in the Agreements), Disability (as defined in the Agreements), or death; or (2) the Executive resigns for Good Reason (as defined in the Agreements), then, in addition to any accrued but unpaid salary, earned bonus, paid time off, or other accrued benefits, the Executive is entitled to a lump-sum cash amount equal to the sum of (a) the Executive’s “Average Annual Bonus” (calculated by reference to the preceding three annual cash bonuses received by the Executive or, if higher, the three annual cash bonuses received by the Executive prior to the effective date of the Change in Control) prorated through the termination date, plus (b) a severance amount equal to:

•

in the case of Michael C. Burandt, the Company’s Chief Executive Officer, two times the sum of Mr. Burandt’s base salary as of the termination date plus Mr. Burandt’s Average Annual Bonus; and

•

in the case of Mr. Urmanski and Ms. Lemmer, the sum of the Executive’s base salary as of the termination date plus the Executive’s Average Annual Bonus.

The Executive will also receive continued participation in and Company contributions towards certain of the Company’s welfare benefit plans for a period of 18 months.  The effect on any equity incentive awards held by the Executive will be determined in accordance with the applicable award agreements.

The Agreements contain a “best-net” provision, which provides that, if IRS Code Section 280G applies to payments made under the Agreements and such payments trigger an excise tax, then those payments may be reduced to an amount that will not trigger the excise tax, if such reduction would result in a greater net amount paid to the Executive.

Mr. Urmanski and Ms. Lemmer have existing change of control agreements with the Company which were effective December 14, 2012 (the “Prior Agreements”).  The new Agreements entered into on the Effective Date provide that, if an event occurs that triggers payments or benefits under the new Agreements as well as the Prior Agreements, payments and benefits under the new Agreements will not be payable to the extent of the duplication.  The Prior Agreements with Mr. Urmanski and Ms. Lemmer are scheduled to expire in June 2016.

The foregoing description of the Agreements is not complete and is qualified in its entirety by reference to the full text of the Agreement for Mr. Burandt, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference; the Agreement for Mr. Urmanski, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference; and the Agreement for Ms. Lemmer, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits

10.1

Change of Control Agreement between the Company and Michael C. Burandt dated as of September 14, 2015.

10.2

Change of Control Agreement between the Company and Matthew L. Urmanski dated as of September 14, 2015.

10.3

Change of Control Agreement between the Company and Sherri L. Lemmer dated as of September 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAUSAU PAPER CORP.

Date:  September 16, 2015

By:  SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and

Chief Financial Officer

EXHIBIT INDEX

to

FORM 8-K

of

WAUSAU PAPER CORP.

dated September 11, 2015

Pursuant to Section 102(d) of Regulation S-T

(17 C.F.R. §232.102(d))

Exhibit 10.1

Change of Control Agreement between the Company and Michael C. Burandt dated as of September 14, 2015.

Exhibit 10.2

Change of Control Agreement between the Company and Matthew L. Urmanski dated as of September 14, 2015.

Exhibit 10.3

Change of Control Agreement between the Company and Sherri L. Lemmer dated as of September 14, 2015.